Exhibit 99.1

MEMO

TO:	Board of Directors and Executive Officers

FROM:	Christopher W. Haffke, General Counsel and Secretary

DATE:	July 19, 2013

RE:	Stock Transaction Blackout Period

By memorandum dated June 28, 2013, we provided you with notice required by the Sarbanes-Oxley Act of 2002 and Section 245.104 of SEC Regulation BTR of the imposition of a blackout period during which the trading prohibitions of Section 306(a) of the Sarbanes-Oxley Act will be in effect for the directors and executive officers of American Greetings Corporation (the “Company”).

As described in more detail in the original memorandum, the blackout period and the trading prohibitions stem from the fact that the American Greetings Stock Fund (the “Stock Fund”) in the American Greetings Retirement Profit Sharing and Savings Plan will be permanently frozen and liquidated if the acquisition of the Company by members of the Weiss family (the “Acquisition”) is completed, resulting in all Company common shares in the Stock Fund being exchanged for the cash merger consideration.

Because of a change in the anticipated date of the special meeting of shareholders and expected effective date of the acquisition, the timing for the blackout period has changed. We originally indicated that the blackout period would start on or around August 2, 2013, depending upon the effective date of the Acquisition, and end during the calendar week starting Sunday, August 4, 2013. Now, we anticipate that the blackout period will start on or around August 9, 2013, depending upon the effective date of the Acquisition, and end during the calendar week starting Sunday, August 11, 2013.

We will notify you of any further delays or changes in those dates. In addition, for current information on the timing of the blackout period, you may contact me as follows:

Mr. Christopher W. Haffke

Vice President, General Counsel and Secretary

American Greetings Corporation

One American Road

Cleveland, Ohio 44144-2398

Ph: (216) 252-7300

Fax: (216) 252-6741